Exhibit 99.1
CADENCE PHARMACEUTICALS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
AND DEVELOPMENT HIGHLIGHTS
SAN DIEGO, CA – November 29, 2006 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today announced unaudited financial results for the third quarter ended September 30, 2006. For the three months ended September 30, 2006, Cadence reported a net loss of $7.8 million, or $6.01 per share, as compared to a net loss of $2.4 million, or $2.04 per share, for the same period in 2005. For the nine months ended September 30, 2006, the company reported a net loss of $43.2 million, or $34.27 per share, as compared to a net loss of $5.6 million, or $4.92 per share, for the same period in 2005.
As of September 30, 2006, Cadence held cash and cash equivalents of $38.2 million. In the fourth quarter of 2006, Cadence completed its initial public offering (IPO) which generated net proceeds of $56 million from the sale of 6.9 million shares of common stock at $9.00 per share, including the exercise of the underwriters’ over-allotment option.
“Cadence’s IPO was preceded by a third quarter during which we made important progress in our development programs and augmented our executive team and board of directors as we prepared to become a publicly traded company,” said Ted Schroeder, President and CEO of Cadence. “We expect the funds raised through our IPO will allow us to complete the clinical trials necessary to support New Drug Application filings for both of our product candidates, IV APAP and Omigard™.”
Financial Results
Total operating expenses for the third quarter of 2006 were $8.0 million compared to $2.5 million for the third quarter of 2005. The increased operating expenses in the third quarter of 2006 were primarily a result of an increase of $2.3 million in costs related to Cadence’s on-going Phase III clinical trial of Omigard for the prevention of local catheter site infections and the need for increased personnel to support the company’s development efforts related to both IV APAP and Omigard. In addition, general and administrative costs increased $1.0 million as a result of stock-based compensation and other personnel related charges, a new corporate facility lease and other professional and consulting fees.
Total operating expenses for the nine months ended September 30, 2006 were $43.9 million, compared to $5.5 million for the corresponding period in 2005. The increased operating expenses in the nine months ended September 30, 2006 were primarily a result of a $25 million license fee for IV APAP, which was expensed as in-process research and development, and an increase of $6.7 million in costs for the ongoing Phase III trial of Omigard and the addition of research and development staff to support the clinical and regulatory efforts related to both IV APAP and Omigard. In addition, general and administrative costs increased $2.4 million as a result of stock-based compensation and other personnel related charges, legal fees related to the IV APAP agreement, a new corporate facility lease and other professional and consulting fees.

Recent Highlights
▪	Cadence priced its initial public offering on October 24, 2006 and began trading on the NASDAQ Global Market under the trading symbol “CADX” on October 25, 2006.

▪	Cadence met with the U.S. Food and Drug Administration (FDA) in August 2006 to determine the Phase III clinical program necessary for submission of a 505 (b)(2) new drug application (NDA) for IV APAP. Based on input received from the FDA, Cadence has developed a clinical program that will enroll approximately 750 patients in two Phase III efficacy trials (gynecologic surgery and fever), two safety trials (adults and children), and two pharmacokinetic trials (adults and children). The company believes that these trials, in addition to the clinical trials completed or being conducted by the licensor, Bristol-Myers Squibb, will satisfy the NDA requirements for indications including the treatment of acute pain in adults and children and fever in adults and children. The first of Cadence’s six trials, an adult pharmacokinetic trial, was initiated in October of this year and a Phase III trial assessing post operative pain following gynecological surgery is expected to begin before the end of 2006.

▪	Cadence expects that the planned enrollment of 1,250 patients in a single confirmatory Phase III clinical trial for Omigard for the prevention of local catheter site infections will be complete in the second half of 2007. The company anticipates top-line trial results will be available by the end of 2007.
Conference Call and Webcast Tomorrow at 8:00 a.m. Eastern Time
Cadence management will host a conference call tomorrow, November 30, at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) to discuss financial results for the third quarter ended September 30, 2006. Interested investors may participate in the conference call by dialing (800) 819-9193 (domestic) or (913) 981-4911 (international). To access the webcast, please log on to the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next earnings call.
About Cadence Pharmaceuticals, Inc.
Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company currently has two Phase III products in development, including IV APAP, (acetaminophen for injection) for the treatment of acute pain and fever, and Omigard™ (omiganan pentahydrochloride 1% aqueous gel) for the prevention of catheter-related infections. For more information about Cadence’s pipeline, visit www.cadencepharm.com.
Forward-Looking Statements
Cadence cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Cadence’s business, including, without limitation: anticipated timing of initiation or completion of ongoing clinical trials for IV APAP and Omigard; the adequacy of the clinical trial design to support regulatory approvals for IV APAP or Omigard in the stated indications or at all; the potential for IV APAP and Omigard to receive regulatory approval for one or more indications on a timely basis or at all; unexpected adverse side effects or inadequate therapeutic efficacy of IV APAP or Omigard that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for IV APAP or Omigard; the scope and validity of patent protection for IV APAP or Omigard; the market potential for pain, fever, local catheter site infections and other target markets, and our ability to compete; the potential to attract a strategic collaborator and terms of any related transaction; our ability to raise sufficient capital; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s public filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Omigard™ is a registered trademark of Cadence Pharmaceuticals, Inc.
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CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Operating expenses:
Research and development	$6,387,623	$2,038,497	$40,051,593	$4,440,086
Marketing	244,284	17,782	560,825	160,283
General and administrative	1,362,551	408,281	3,330,531	948,195

Total operating expenses	7,994,458	2,464,560	43,942,949	5,548,564

Loss from operations	(7,994,458)	(2,464,560)	(43,942,949)	(5,548,564)
Other income (expense)	211,617	102,851	720,223	(66,153)

Net loss	$(7,782,841)	$(2,361,709)	$(43,222,726)	$(5,614,717)

Basic and diluted net loss per share	$(6.01)	$(2.04)	$(34.27)	$(4.92)

Shares used to compute basic and diluted net loss per share	1,295,807	1,160,469	1,261,127	1,141,406

CADENCE PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,186,823	$8,025,285
Securities available-for-sale	—	7,000,000
Prepaid expenses and other current assets	605,556	526,173

Total current assets	38,792,379	15,551,458
Property and equipment, net	2,854,549	117,740
Restricted cash	1,581,130	—
Other assets	1,834,549	222,000

Total assets	$45,062,607	$15,891,198

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,694,566	$715,781
Accrued liabilities	5,068,886	430,220
Current portion of long-term debt	1,675,919	—

Total current liabilities	10,439,371	1,146,001
Deferred rent	1,516,629	—
Long-term debt, less current portion	5,324,081	—
Total stockholders’ equity	27,782,526	14,745,197

Total liabilities and stockholders’ equity	$45,062,607	$15,891,198

Contacts:	William R. LaRue	Susan Neath
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	Porter Novelli Life Sciences
	858-436-1400	619-849-6007